UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 22, 2015

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 22, 2015, PhotoMedex, Inc. (the "Company") (NasdaqGS and TASE: PHMD) and its subsidiary PhotoMedex Technology, Inc. ("PTECH") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with MELA Sciences, Inc. ("MELA").  Under the Asset Purchase Agreement, MELA acquired the XTRAC® excimer laser business and the VTRAC® excimer lamp business (the "Transferred Business") from PTECH, certain international intellectual property rights held by Photo Therapeutics Ltd., the Company's subsidiary in the United Kingdom, and the stock of PhotoMedex India Private Limited, the Company's subsidiary in India, for a total purchase price of $42.5 million in cash (the "Purchase Price").  $750,000 of the proceeds from the sale will be placed in an escrow, as described below.  The Company will use a portion of the non-escrowed proceeds to repay indebtedness under the Credit Agreement, as described in Item 1.02 below, and the remaining portion of the non-escrowed proceeds to pay fees in connection with the transaction.

The Purchase Price is subject to a post-closing working capital adjustment, pursuant to which the Purchase Price paid to the Company at closing will be adjusted up or down by an amount equal to the difference between the net working capital of the Transferred Business as of June 22, 2015 and a target net working capital of $0, subject to a $450,000 collar (if applicable) and a maximum payment in either direction of $500,000.

The Asset Purchase Agreement provides that MELA will make offers of employment to certain employees of the Transferred Business.  In addition, the Company has assigned to MELA the leases for its facilities located in Horsham, Pennsylvania, and Carlsbad, California.

The Asset Purchase Agreement contains customary representations, warranties and covenants by each of the Company, PTECH and MELA, as well customary indemnification provisions among the parties.

The parties entered into several ancillary agreements as part of this transaction, including an Escrow Agreement and a Transition Services Agreement.

Under the Escrow Agreement, $750,000 of the Purchase Price (the "Escrow Amount") has been placed into an escrow account held by U.S. Bank National Association as Escrow Agent.  The funds shall remain in escrow for one year following the closing of the transaction.  Under the terms of the Asset Purchase Agreement, the Escrow Amount may be increased in the event of additional transactions involving the Company, its subsidiaries and/or their assets.

Under the Transition Services Agreement, MELA will continue to provide certain accounting, human resources, IT support and other services to the Company, while the Company will continue to provide certain marketing, benefit, payroll and other services to MELA, for periods ranging from approximately one month to up to approximately ten months following the closing. During those periods, each of the Company and MELA will arrange to transition the services it receives to its own personnel.  The Company and PTECH shall also have the right to continue occupying certain portions of the Horsham, Pennsylvania facility until December 31, 2015.

The foregoing description of the Asset Purchase Agreement, its ancillary agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the copies of the Asset Purchase Agreement, the Escrow Agreement, and the Transition Services Agreement, which are incorporated by reference as exhibits to this Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement

On June 23, 2015, the Company repaid in full the outstanding balances of its revolving line of credit and term loan (including all unpaid interest) under the Credit Agreement, dated as of May 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, First Niagara Bank, N.A. and PNC Bank, National Association, each as Co-Syndication Agents, J.P. Morgan Securities LLC, as Lead Arranger and Bookrunner, and the other Lenders party thereto.  Pursuant to the Payoff Letter, effective as of June 23, 2015, and all other termination and release documents in connection therewith, the Company and its subsidiaries have been released from all of their obligations, including any guarantee and collateral obligations, in connection with the Credit Agreement.  The Company has used the proceeds from the sale of the Transferred Business, as well as its subsidiary in India, to complete payment of the outstanding revolving line of credit and term loan under the Credit Agreement and ancillary costs, which totaled $40.3 million.

2.01. Completion of Acquisition or Disposition of Assets.

On June 22, 2015, the Company completed the sale of the XTRAC excimer laser business and the VTRAC excimer lamp business of its subsidiary, PTECH, as well as the sale of the Company's Indian subsidiary, contemplated by the Asset Purchase Agreement.

The information set forth in Item 1.01 to this Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits
2.1	Asset Purchase Agreement, dated June 22, 2015
10.1	Escrow Agreement, dated June 22, 2015
10.2	Transition Services Agreement, dated June 22, 2015
10.3	Payoff Letter
99.1	Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: June 26, 2015	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer